Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Ste. C

Las Vegas, NV 89102

702.257.1984

702.362.0540 fax

December 12, 2002

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Dicut, Inc. (the "Company") and reported on the financial statements of the Company for the year ended March 31, 2002 and reviewed the financial statements through the interim period ended November 20, 2002. Effective November 20, 2002, we resigned as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K/A dated November 21, 2002, and we agree with such statements.

Very truly yours,

/s/ G. Brad Beckstead, CPA

G. Brad Beckstead, CPA

Partner